                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G*

                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                                Stericycle, Inc.
                                ----------------
                                (Name of Issuer)

                          Common Stock, $0.01 par value
                          -----------------------------
                         (Title of Class of Securities)

                                    858912108
                                    ---------
                                 (CUSIP Number)

                                February 26, 2001
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                           ------------------
CUSIP No. 858912108                   13G                     Page 2 of 12 Pages
-------------------                                           ------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Oracle Partners, L.P.
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [X]

                                                                         (b) [ ]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             613,600
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0

                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            613,600
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           613,600
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           4.1%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP No. 858912108                   13G                     Page 3 of 12 Pages
-------------------                                           ------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Oracle Institutional Partners, L.P.
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [X]

                                                                         (b) [ ]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             165,600
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0

                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            165,600
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           165,600
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           1.1%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP No. 858912108                   13G                     Page 4 of 12 Pages
-------------------                                           ------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Oracle Investment Management, Inc.
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [X]

                                                                         (b) [ ]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             276,600
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0

                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            276,600
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           276,600
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           1.8%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           CO
---------- ---------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP No. 858912108                   13G                     Page 5 of 12 Pages
-------------------                                           ------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Oracle Associates, LLC
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [X]

                                                                         (b) [ ]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             779,200
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0

                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            779,200
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           779,200
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.2%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP No. 858912108                   13G                     Page 6 of 12 Pages
-------------------                                           ------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Larry N. Feinberg
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [X]

                                                                         (b) [ ]

---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            3,200
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             1,046,800
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                 3,200

                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            1,046,800
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,050,000
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           7.0%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

This statement on Schedule 13G amends, supplements and restates the Amendment No. 1 to Schedule 13D which was filed on September 21, 2000 with respect to the Common Stock (as defined in Item 2(d) below) of Stericycle, Inc.

Item 1(a):          Name of Issuer:
----------          ---------------

                    The name of the issuer is Stericycle, Inc. (the "Company").

Item 1(b):          Address of Issuer's Principal Executive Offices:
----------          ------------------------------------------------

                    The Company's principal executive office is located at 28161 North Keith Drive, Lake Forest, Illinois 60045.

Item 2(a):          Name of Person Filing:
----------          ----------------------

                    This statement is filed by:

                    (i) Oracle Partners, L.P., a Delaware limited partnership ("Oracle Partners"), with respect to shares of Common Stock directly owned by it;

                    (ii) Oracle Institutional Partners, L.P., a Delaware limited partnership ("Oracle Institutional"), with respect to shares of Common Stock directly owned by it;

                    (iii) Oracle Investment Management, Inc., a Delaware corporation (the "Investment Manager"), which serves as investment manager to and has investment discretion over the securities held by SAM Oracle Investments Inc., a British Virgin Islands corporation ("SAM Oracle"), with respect to shares of Common Stock directly owned by SAM Oracle, Oracle Offshore Limited, a Cayman Islands corporation ("Oracle Offshore"), with respect to shares of Common Stock directly owned by Oracle Offshore and Oracle Management, Inc. Employees Retirement Plan (the "Retirement Plan"), with respect to shares of Common Stock directly owned by the Retirement Plan;

                    (iv) Oracle Associates, LLC, a Delaware limited liability company ("Oracle Associates"), which serves as the general partner of Oracle Partners and Oracle Institutional (together, the "Partnerships"), with respect to shares of Common Stock directly owned by the Partnerships; and

                    (v) Mr. Larry N. Feinberg ("Mr. Feinberg"), which serves as the senior managing member of Oracle Associates, is the sole shareholder and president of the Investment Manager, and is the trustee of The Feinberg Family Foundation (the "Foundation"), with respect to shares of Common Stock directly owned by him (for himself and as trustee of the Foundation) and by the Partnerships, SAM Oracle, Oracle Offshore, and the Retirement Plan.

                    The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b):          Address of Principal Business Office or, if None,
----------          -------------------------------------------------
                    Residence:
                    ----------

                    The address of the principal business office of each of the Reporting Persons is 200 Greenwich Avenue, 3rd Floor, Greenwich, CT 06830.

Item 2(c):          Citizenship:
----------          ------------

                    Each of the Partnerships, the Investment Manager and Oracle Associates is organized under the laws of the State of Delaware. Mr. Feinberg is a citizen of the United States of America.

Item 2(d):          Title of Class of Securities:
----------          -----------------------------

                    Common Stock, $0.01 par value ("Common Stock")

Item 2(e):          CUSIP Number:
----------          -------------

                    858912108

Item 3:             If this statement is filed pursuant to Rules 13d-1(b) or
-------             --------------------------------------------------------
                    13d-2(b) or (c), check whether the person filing is a:
                    ------------------------------------------------------

                    (a) [ ] Broker or dealer registered under Section 15 of the
                            Act,
                    (b) [ ] Bank as defined in Section 3(a)(6) of the Act,
                    (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,
                    (d) [ ] Investment Company registered under Section 8 of the
                            Investment Company Act of 1940,
                    (e) [ ] Investment Adviser in accordance with Rule 13d-1
                            (b)(1)(ii)(E),
                    (f) [ ] Employee Benefit Plan or Endowment Fund in
                            accordance with 13d-1 (b)(1)(ii)(F),
                    (g) [ ] Parent Holding Company or control person in
                            accordance with Rule 13d-1 (b)(1)(ii)(G),
                    (h) [ ] Savings Association as defined in Section 3(b) of
                            the Federal Deposit Insurance Act,
                    (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,
                    (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                    If this statement is filed pursuant to 13d-1(c), check this box: [x]

Item 4:             Ownership:
-------             ----------

                    A. Oracle Partners, L.P.
                       ---------------------
                    (a) Amount beneficially owned: 613,600
                    (b) Percent of class: 4.1% The percentages used herein and in the rest of this statement are calculated based upon the 14,970,174 shares of Common Stock issued and outstanding as of November 9, 2000, as reflected in the Company's Form 10-Q for the period ending September 30, 2000.
                    (c) Number of shares as to which such person has:
                        (i)   Sole power to vote or direct the vote: -0-
                        (ii)  Shared power to vote or direct the vote: 613,600
                        (iii) Sole power to dispose or direct the disposition:
                              -0-
                        (iv)  Shared power to dispose or direct the disposition:
                              613,600

                    B. Oracle Institutional Partners, L.P.
                       -----------------------------------
                    (a) Amount beneficially owned: 165,600
                    (b) Percent of class: 1.1%
                    (c) Number of shares as to which such person has:
                        (i)   Sole power to vote or direct the vote: -0-
                        (ii)  Shared power to vote or direct the vote: 165,600
                        (iii) Sole power to dispose or direct the disposition:
                              -0-
                        (iv)  Shared power to dispose or direct the disposition:
                              165,600

                    C. Oracle Investment Management, Inc.
                       ----------------------------------
                    (a) Amount beneficially owned: 276,600
                    (b) Percent of class: 1.8%
                    (c) Number of shares as to which such person has:
                        (i)   Sole power to vote or direct the vote: -0-
                        (ii)  Shared power to vote or direct the vote: 276,600
                        (iii) Sole power to dispose or direct the disposition:
                              -0-
                        (iv)  Shared power to dispose or direct the disposition:
                              276,600

                    D. Oracle Associates, LLC
                       ----------------------
                    (a) Amount beneficially owned: 779,200
                    (b) Percent of class: 5.2%
                    (c) Number of shares as to which such person has:
                        (i)   Sole power to vote or direct the vote: -0-
                        (ii)  Shared power to vote or direct the vote: 779,200
                        (iii) Sole power to dispose or direct the disposition:
                              -0-
                        (iv)  Shared power to dispose or direct the disposition:
                              779,200

                    E. Larry N. Feinberg
                       -----------------
                    (a) Amount beneficially owned: 1,050,000
                    (b) Percent of class: 7.0%
                    (c) Number of shares as to which such person has:
                        (i)   Sole power to vote or direct the vote: 3,200

                        (ii)  Shared power to vote or direct the vote: 1,046,800
                        (iii) Sole power to dispose or direct the disposition:
                              3,200
                        (iv)  Shared power to dispose or direct the disposition:
                              1,046,800

Item 5:             Ownership of Five Percent or Less of a Class:
-------             ---------------------------------------------

                    Not applicable.

Item 6:             Ownership of More than Five Percent on Behalf of Another
-------             --------------------------------------------------------
                    Person:
                    -------

                    SAM Oracle, Oracle Offshore and the Retirement Plan, each clients of the Investment Manager, have the right to receive and the power to direct the receipt of dividends from, and proceeds from the sale of, the securities reported in this statement. No single client of the Investment Manager holds more than five percent of the class of securities reported herein.

Item 7:             Identification and Classification of the Subsidiary
-------             ---------------------------------------------------
                    Which Acquired the Security Being Reported on by the
                    ----------------------------------------------------
                    Parent Holding Company:
                    -----------------------

                    Not applicable.

Item 8:             Identification and Classification of Members of the Group:
-------             ----------------------------------------------------------

                    Not applicable.

Item 9:             Notice of Dissolution of Group:
-------             -------------------------------

                    Not applicable.

Item 10:            Certification:
--------            --------------

                    Each of the Reporting Persons hereby makes the following certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Executed on September 6, 2001, as of March 8, 2001


                              /s/ Larry N. Feinberg
                              ---------------------------------------------
                              Larry N. Feinberg, individually and as senior managing member of Oracle Associates, LLC, on behalf of itself and as the general partner of Oracle Partners, L.P. and Oracle Institutional Partners, L.P., as president of Oracle Investment Management, Inc., and as trustee of The Feinberg Family Foundation